Exhibit 5.1

January 16, 2024

Vaxart, Inc.

170 Harbor Way

Suite 300

South San Francisco, California 94080

Ladies and Gentlemen:

We have acted as counsel to Vaxart, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 15,384,615 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, pursuant to that certain Securities Purchase Agreement, dated January 16, 2024, by and among the Company and RA Capital Healthcare Fund, L.P. The Shares will be offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-270671) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 17, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of the Shares as set forth in a prospectus supplement, dated January 16, 2024 (the “Prospectus Supplement”), supplementing the prospectus dated May 5, 2023 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records, documents, and agreements we considered appropriate, including the Company’s certificate of incorporation and bylaws (as amended to date), the Registration Statement, and the Prospectus. As to relevant factual matters, we have relied upon, among other things, factual representations we have received from the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

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We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and the Prospectus, will by validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law and the present federal law of the United States. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations, or requirements of any county, municipality, subdivision, or local authority of any jurisdiction.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on January 16, 2024. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinion in this letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP